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On May 9, 2013 Transocean Ltd. conducted its regularly-scheduled first quarter 2013 Earnings Release Conference Call. A transcript of the call provided by Thompson Reuters Streetevents has been included below.

CORPORATE PARTICIPANTS
Thad Vayda Transocean Ltd - Vice President, Investor Relations and Corporate Communications
Steven Newman Transocean Ltd - Chief Executive Officer
Esa Ikaheimonen Transocean Ltd - Executive Vice President, Chief Financial Officer
Terry Bonno Transocean Ltd - Snior Vice President, Marketing

CONFERENCE CALL PARTICIPANTS
Robin Shoemaker Citigroup - Analyst
Angie Sedita UBS - Analyst
Greg Lewis Credit Suisse - Analyst
Scott Gruber Sanford C. Bernstein & Co. - Analyst
Ian Macpherson Simmons & Company International - Analyst
Waqar Syed Goldman Sachs - Analyst
Andreas Stubsrud Pareto Securities - Analyst
Anders Bergland RS Platou Markets - Analyst
Bernd Pomrehn MainFirst Securities - Analyst

Operator

Good day, and welcome to the Transocean first quarter 2013 earnings conference call. Today's conference is being recorded, and at this time I would like to turn the conference over to Mr. Thad Vayda. Please go ahead, sir.

Thad Vayda - Transocean Ltd - VP of IR and Corporate Communications

Thank you, Anthony. Welcome to Transocean's first quarter 2013 earnings conference call. A copy of the press release covering our financial results, along with supporting statements and schedules, are posted on the Company's website at Deepwater.com. We've also posted supplemental materials that you may find helpful as you update your financial models. These materials can be found on the Company's website by selecting Quarterly Toolkit under the Investor Relations tab. Joining me on this morning's call are Steven Newman, Chief Executive Officer; Esa Ikaheimonen, Executive Vice President and Chief Financial Officer; and Terry Bonno, Senior Vice President of Marketing.

Before I turn the call over to Steven, I'd like to point out during the course of this call participants may make certain forward-looking statements regarding various matters related to our business and Company that are not historical facts, including future financial performance, operating results, estimated contingencies associated with the Macondo well incident, the Board's recommendation for the return of capital to shareholders, including the timing and amount of a proposed dividend, projected outcomes of shareholder voting on any matters to be presented at our Annual General Meeting, anticipated results of our shore-based cost savings initiative, and the prospects for the contract drilling business in general.

Such statements are based on the current expectations and certain assumptions of management, and are therefore subject to certain risks and uncertainties. As you know, it's inherently difficult to make projections or other forward-looking statements in a cyclical industry, since the risks, assumptions and uncertainties involved in these forward-looking statements include the level of crude oil natural gas prices, rig demand, the effects and results of litigation, assessment and contingencies, and operational and other risks which are described in the Company's most recent Form 10-K and other filings with the US Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean neither intends to nor assumes any obligation to update or revise these forward-looking statements in light of developments which differ from those anticipated. Please also note that we may use various numerical measures on the call today that are or may be considered non-GAAP financial measures under Regulation G. You'll find the required supplemental financial disclosures for these measures, including the most directly comparable GAAP measure and an associated reconciliation, on our website at Deepwater.com under Investor Relations, Quarterly Toolkit and non-GAAP financial measures and reconciliation. Finally, to give more folks an opportunity to participate in this call, please limit your questions to one initial question and one follow-up. Thanks for your attention. I'll now turn the call over to Steven Newman. Steven?

Steven Newman - Transocean Ltd - CEO

Thanks, Thad, and welcome to all of our employees, customers, investors and analysts. Thank you for joining us on the call today. As you saw from the press release, we reported adjusted earnings from continuing operations of $337 million or $0.93 per diluted share. Including $16 million in net unfavorable items, we reported net income attributable to controlling interest of $321 million or $0.88 per diluted share. Our first quarter results were negatively impacted by disappointing revenue efficiency, caused in part by the industry-wide need to replace defective OEM bolts in our subsea well control equipment. As you recall, when we reported our fourth quarter 2012 results, we indicated that this would impact our first quarter performance. This is unfortunate, and a reminder of the potential for variability in our revenue efficiency.

The lower revenue efficiency was most prominent in our Ultra-Deepwater fleet, which was affected by both the need to replace the defective bolts, and also by unrelated well control equipment problems and other downtime issues. As I have said consistently, our progress with revenue efficiency will not be linear, and it is susceptible to temporary setbacks. However, I remain fully confident in the initiatives we have undertaken to improve our operating results. Our challenge now is to demonstrate the sustainability of the improvements we delivered in 2012, and we are meeting this challenge. Esa will take you through the numbers in some detail in a moment.

I will focus the balance of my comments on our strategic objectives, as well as our progress in efforts to continuously improve our operating and financial results. Specifically, I will briefly touch on our shore-based realignment and cost-cutting initiatives, developments in our asset strategy and fleet competitiveness, updates in our new-build program, our planned distribution of excess cash to shareholders, and the Macondo litigation and other uncertainties. With respect to our cost-cutting measures, while we continue to drive sustainable improvement in our revenue efficiency and out-of-service time, our operational focus has expanded to include a critical evaluation of our cost structure as well.

As we have noted in recent calls and discussions with analysts and investors, and in our recent press release, the initial phase involves a review of our global shore-based organization. This initiative is intended to better align the Company's shore-based support infrastructure with the composition and geographic distribution of our fleet, and is a key component of the Company's plans to improve operating margins. We expect this restructuring to result in a more efficient and focused shore-based organization that provides the highest level of support to the Company's rig operations, delivering best-in-class safety and operational excellence.

As we communicated in our recent press release, we expect to reduce our shore-based costs around the world by about $300 million annually. This is an initial step in our efforts to improve the Company's competitiveness and create value for our shareholders, and it is a meaningful first step. Together with the improvements in revenue efficiency, a reduction in our overhead cost structure, and combined with our offshore and project operations initiatives, we expect additional improvement in operating margins and we will keep you updated on our progress.

As we have discussed, our emphasis on improving our operating and financial results is complemented by our focus on executing our asset strategy and improving the competitiveness of our fleet, and we continue to make progress in this area as well. We have sold three standard Jackups during the quarter, leaving only four standard Jackups held for sale. There is continued interest from buyers in this asset class, and we expect to exit the standard Jackup class by year-end. We are also in conversations with prospective buyers interested in certain low spec commodity Floaters. This progress in the execution of our asset strategy is all part of our effort to reposition the Company as a focused high-specification driller, enhancing our leadership position in Ultra-Deepwater and Harsh Environment Floaters.

Transocean's competitiveness and, importantly, our ability to create value for shareholders, are directly related to a prudent and balanced approach to the deployment of capital. The cyclicality of the industry demands financial flexibility, as characterized by a strong, investment-grade quality balance sheet. The market's evolving demands, which are driven by customers' needs and asset intensity required disciplined, high-return investment in our fleet. We remain committed to maintaining our focus and continuous improvement on both of these strategic imperatives.

Regarding our current new-build program, as you know, we recently took delivery of the Transocean Siam Driller, which commenced her long-term contract with Chevron in Thailand in the first quarter, and we recently announced a three-year contract on the Deepwater Asgard. With this award, all of our new-build rigs under construction are now under contract. Discussions regarding the potential for additional contracting opportunities continue, and Terry will comment more specifically on these shortly. Along with strengthening our balance sheet and continuing to make disciplined, high-return investments in our fleet, Transocean has a history of returning excess cash to shareholders.

The Company has distributed approximately $20 billion to shareholders since 2006. Consistent with this history, Transocean has proposed a $2.24 per share dividend for approval by our shareholders at next week's AGM. We believe that the market place is a premium on dividend sustainability and growth. And we firmly believe that the $2.24 per share dividend we have proposed is the right starting point to ensure that we deliver both sustainability and growth in the context of remaining uncertainties, which I'll discuss in a moment. Our focus on improving our revenues and reducing our costs will allow for growth of the dividend in the near-term, and high-return reinvestment in our fleet will provide for long-term sustainability and growth going forward.

Regarding Macondo, it is important to note that no new facts related to Transocean emerged during phase one of the trial. We remain focused on defending the Company against any allegations or finding of gross negligence. We have paid the first installment of $400 million of the $1.4 billion settlement with the DOJ, which we announced in January.

In Brazil, we are encouraged by the court's dismissal of the criminal claims against the Company regarding the Frade Field incident, and the regulators' approval to Chevron to restart operations on the Frade Field. Both of these steps represent progress in our attempts to achieve a comprehensive resolution regarding this incident. In Norway, the civil court's finding in Transocean's favor regarding the tax residency of one of our key subsidiaries further supports our position that our Norway tax filings are materially correct as filed. We will continue to vigorously defend ourselves in the ongoing criminal litigation.

Before I turn it over to Esa, I will offer just a few comments about our Annual General Meeting to be held next week. As you are likely well aware, there are two competing dividend proposals up for shareholder vote. The Board's proposal of $2.24 per share and Mr. Icahn's proposal of $4 per share. We are pleased that nearly all of those in the analyst community, the leading proxy advisors, and many of our shareholders have voiced support for the Company's $2.24 per share dividend, which represents one of the highest implied payout ratios and dividend yields in the industry. We believe Mr. Icahn's proposal is short-sighted, irresponsible, and ignores the uncertainties the Company currently faces. We encourage all shareholders to vote for the Company's $2.24 per share dividend.

On the matter of Directors, we urge all shareholders to conduct appropriate due diligence, and exercise prudent judgment when casting their votes for Board nominees. We believe the Transocean Board nominees are the most qualified to serve the best long-term interests of the Company and its shareholders. Our nominees have deep relevant industry expertise, and we are confident they will remain focused on generating value for all shareholders. We recommend that shareholders vote for the Company's five experienced and highly-qualified Director nominees. We believe that Board's function best when regular renewal is balanced with appropriate continuity.

We have added six new Directors in the last two years, who serve alongside seasoned Directors who provide continuity and historical insight, given their exceptional institutional knowledge of Transocean, our customers, and the industry as a whole. This Transocean Board has played a critical role in managing Macondo, in the development and implementation of the operational improvement plan, in the cost reduction program, and in the proposed $2.24 per share dividend, and we believe their continued involvement is essential to our ability to continue the progress we have achieved over the past several quarters. These are important issues, so please feel free to call Thad, Esa, or myself, if you would like to discuss it. With that, Esa, let's go through the numbers.

Esa Ikaheimonen - Transocean Ltd - EVP & CFO

Thank you, Steven, and good morning and good afternoon, everyone. As Steven mentioned, we reported net income attributable to controlling interest of $321 million or $0.88 per diluted share for the first quarter of 2013. Our results included $16 million in net unfavorable items as follows. $49 million due to a non-cash after-tax adjustment in contingencies associated with Macondo crew claims, partly offset by $33 million associated with favorable discrete tax items in certain jurisdictions. Excluding these items, our adjusted earnings from continuing operations were $337 million or $0.93 per diluted share. This compares with similarly adjusted earnings of $0.91 per diluted share in the fourth quarter of 2012.

For the first quarter of 2013 our consolidated revenues decreased by $129 million to $2.2 billion, compared with $2.33 billion in the prior quarter. The decrease was due to lower revenue efficiency, offset partly by fewer out-of-service days. Total fleet revenue efficiency was an unsatisfactory 88% in the first quarter, compared with 94.7% in the fourth quarter of 2012. Ultra-Deepwater revenue efficiency declined to 83.8% from 95.5% in the prior quarter.

As we mentioned in our fourth quarter 2012 earnings call, the lower revenue efficiency in the first quarter reflects the impact of replacement of OEM defective bolts in subsea well control equipment. We estimate that the revenue impact of the bolts in the first quarter was approximately $63 million. Also contributing to the decrease was unrelated well control and other equipment downtime on certain Ultra-Deepwater rigs. Overall, fleet utilization for the first quarter was 80%, compared with 79% achieved in the fourth quarter of 2012.

Other revenues remained at the same level as the previous quarter. This reflects the continuation of low activity levels in our international Drilling Management Services business. As a reminder, this operating segment will continue to create some volatility in other revenues. Given the relatively low margin nature of this business, the volatility has a limited impact on our earnings, but has the effect of reducing our overall margins when measured and compared in percentage terms.

Our first quarter operating and maintenance expenses were $1.38 billion, reflecting a decrease of $63 million, compared with $1.44 billion in the fourth quarter of 2012. The decrease was primarily due to the sequential decline in maintenance and shipyard costs of about $130 million. This decrease was partly offset by the non-cash $74 million charge associated with the adjustment of contingencies related to crew claims on the Macondo well incident. Interest expense, net of amounts capitalized and interest income, was $140 million, compared with $167 million in the fourth quarter of 2012, reflecting the repurchase of the Series C Convertible Senior Notes late in the fourth quarter of last year. Depreciation expense for the quarter was $275 million, compared with $278 million in the prior quarter.

General and admin expenses were $67 million for the first quarter, compared with $65 million in the previous quarter. The effective tax rate from continuing operations, after adjusting for unusual items, was 5.7% for the quarter, and the annual effective tax rate was 19.2%. Net cash flow generated from operations decreased to $106 million in the first quarter, compared with $923 million in the fourth quarter of 2012. This decrease was primarily due to the payment of the first installment of $400 million, plus interest, on the Macondo settlement agreed with the US Department of Justice in January 2013, and other changes in working capital.

Capital expenditures from continuing operations were $488 million in the quarter, down from $657 million in the prior quarter. Fourth quarter CapEx was impacted by initial shipyard payments associated with the new-build Drillships. The divestiture of three standard Jackups generated $63 million of cash proceeds during the first quarter. Finally, during the quarter we repaid a total of $1.19 billion of debt, including scheduled maturities and accelerated debt payments.

This resulted in net cash on hand of $3.67 billion at the end of the quarter.

Our full-year 2013 P&L guidance is unchanged. The first quarter revenue efficiency, as Steven said, was well below our expectations, due to the need to replace defective bolts in subsea well control equipment, and other downtime issues on certain Ultra-Deepwater rigs. Our revenue -- our guidance on revenue efficiency is unchanged at 93%. Our operating and maintenance expense guidance is also unchanged, at between $5.7 billion and $5.9 billion. We expect second quarter operating and maintenance costs to be higher than the first quarter, adjusted for the pre-tax $74 million Macondo charge previously discussed, due to many factors including seasonality and maintenance, shipyard schedules, and increased activity related to our new-build rigs.

As we communicated in our recent press release, we expect annualized savings associated with the shore-based organizational initiative of approximately $300 million. We do not anticipate realization of a material benefit from the initiative in 2013, as any reduction in costs in 2013 is expected to be offset by restructuring expenses. We expect that about 70% of the annualized savings will be realized already during 2014, with the full effect of this program achieved in 2015. We continue to review our entire cost structure, with the objective of achieving additional improvement in our operating margins.

Our 2013 capital expenditures guidance is reduced to approximately $2.4 billion from earlier guidance of $3 billion, due to changes in the timing of progress payments on our new-build construction projects. The $2.4 billion comprises new-build CapEx of approximately $1.3 billion, sustaining CapEx of about $450 million, major upgrades and refurbishments of approximately $400 million, and CapEx associated with subsea spare parts for our ongoing efforts to improve operational performance of about $250 million. The schedule of expected annual payments for our entire new-build program is included on our website.

Finally, a few points about the balance sheet. Our short-term liquidity target remains between $3.5 billion and $4.5 billion. The liquidity target includes consolidated cash, the undrawn $2 billion revolver, and the secured credit facility of $900 million issued in October 2012. Our liquidity target excludes the $690 million cash collateral included in other current assets, and other assets, that is on deposit to pay the Aker export finance loans. We strongly believe that this is a prudent and responsible target level of liquidity, until the uncertainties the Company currently faces are reduced.

We are confident that the proposed $2.24 per share dividend that the Board is recommending to our shareholders is the right level, in the context of our liquidity target and the remaining uncertainties the Company faces. The dividend also reflects the need for financial flexibility, provided by a strong investment grade balance sheet, enabling us to continue to execute a strategy of fleet renewal through disciplined, well-timed and high-return investments in our fleet. The $2.24 per share dividend produces a yield payout that is very competitive with our peers, and represents an initial yield of about 4.1% based on Wednesday's closing share price. Steven has already discussed steps we are taking to improve our operating margins.

They include the continuous focus on improvement and stabilization of our revenue efficiency, a systematic and urgent focus on our cost structure, and additional improvement in our project execution and in out-of-service time. Given these measures and our road map, we are confident that our recommended $2.24 per share dividend is sustainable, and provides basis for future increases. The Board is committed to continue to evaluate the business, and consider the distribution of an increased level of cash to shareholders going forward.

As a further reminder, we remain committed to a strong balance sheet and an investment grade credit rating, and as such our debt target is unchanged. We intend to reduce gross long-term debt to between $7 billion and $9 billion, reflecting a solid investment grade financial profile. The gross long-term debt target excludes the export finance loans of some $690 million. Our goal of retiring approximately $1 billion in excess of existing repayment obligations by the end of 2014 remains on track. During the first quarter, we paid approximately $270 million towards the $1 billion goal, by calling our senior unsecured callable bonds through February 2016. The accelerated debt payments are not expected to incur any material prepayment penalties, or any other costs.

The scheduled maturities for the remainder of 2013 and 2014 are expected to be modest, at about $170 million and

$270 million, respectively. These figures exclude the payment obligations associated with the partial DOJ settlement on Macondo. Even with the debt retirements, capital expenditures, and the proposed $2.24 per share dividend distribution, we expect to maintain our liquidity within the target range throughout 2013. With that, I'll hand it over to Terry to update you on the markets.

Terry Bonno - Transocean Ltd - SVP of Marketing

Thanks, Esa, and hello to everyone. Before we cover specific markets, I'd like to make a few general comments. While tendering in the first quarter was relatively slow compared to the second half of 2012, April has reversed this trend, with a number of announced fixtures equaling that of the entire first quarter of 2013. In the Ultra-Deepwater market, seven fixtures have been announced in April, leaving a total of 25 Ultra-Deepwater and new-build Floaters uncommitted through 2015. The independent operators are very active, having absorbed five of seven rigs available in April, and they continue to pursue more capacity in the near term.

Year-to-date, we've added $2 billion of contract backlog, and we expect to report more positive news shortly. While the tendering pace has improved in April, contract awards continue to take an extended period of time to execute, mainly because of regulatory requirements. Additionally, we are seeing certain customers delaying decisions on development programs due to overall project costs, coupled with near-term uncertainty in Brazil, causing unexpected capacity in the near-term. While the near-term may be a little challenging, we are confident in the long-term fundamentals, and our customers' willingness to continue to increase their activity levels.

Now to specific markets. Dayrates for Ultra-Deepwater rigs are leveling off around $550,000 to $600,000 per day, dependent upon area of operation and term of contract. For lower specification Ultra-Deepwater units, offerings are around $500,000 to $550,000 per day. Ultra-Deepwater demand continues to be driven by exploration programs in the US Gulf of Mexico, West Africa, East Africa, and in other emerging markets. We were very pleased to contract the Cajun Express, the first Ultra-Deepwater unit to depart Brazil, for one year at $600,000 per day offshore Morocco. In our last earnings call, we stated we were in advanced discussions with a major integrated international oil company for the construction of one dual-activity Ultra-Deepwater Drillship, and today we continue to make progress with this direct negotiation.

Our confidence in the long term future of the Ultra-Deepwater market continues to be confirmed by the customer interest in the remaining fleet available in 2013. Although the pace of tendering of the Deepwater market has been relatively quiet year-to-date, we recently signed a contract for the Jack Bates in Australia for 90 days at $525,000 per day. We expect to see an increase in opportunities in the second half of 2013, and we are currently in discussions with several customers for the remaining available fleet. Midwater and Harsh Environment activity, especially in the UK and Norwegian North Sea, remains very high, with lead times now pushing out to two years.

In the UK, long-term exploration and development programs are providing opportunities to extend the contracts on existing fleet, and bring additional Harsh Environment capacity into the market. We recently extended the John Shaw for one year at $415,000 per day, and we are in discussions to return the Arctic I to active duty in the UK. Outside of the UK and Norwegian market, the market for Midwater rigs has been less certain. However, we are seeing a slight uptick in activity in the Med and Asia. We're actively pursuing opportunities for our rigs becoming available in 2013.

Utilization and dayrates for premium Jackups remain strong, due to improving demand in almost all Jackup provinces. This is reflected in the extension of the GSF Magellan in Nigeria for one year at $168,000 per day, and the opportunities and discussions we are currently having with our customers for available fleet in 2013. The increased utilization has resulted in rates for High-Specification Jackups increasing to over $170,000 per day in West Africa, and well over $200,000 per day in the UK.

In summary, the Ultra-Deepwater market is strong, but we could experience some near-term softness due to delays in awards and excess capacity. The Deepwater market utilization remains over 90%, but is currently experiencing slow activity. Midwater UK and Norway, and the Jackup market, remains robust. Longer term, we believe that continued successes in exploration, increased development programs, and emerging plays, support our view of ample opportunity for the existing fleet and for future growth. This concludes my overview of the market, so I'll turn it back to you, Steven.

Steven Newman - Transocean Ltd - CEO

Thank you, Terry. With that, Anthony, we're ready to open it up for Q&A.

Operator

Robin Shoemaker, Citi.

Robin Shoemaker - Citigroup - Analyst

Steven, one of the things you mentioned in your comments was that you saw some interest from buyers in low-spec commodity Floaters, and so I wonder if you could just share with us what your view is on the potential for selling some of the -- I guess this would be the midwater fleet I'm assuming, and what that could -- how that could possibly impact your cost reduction programs?

Steven Newman - Transocean Ltd - CEO

Well, I think as it relates to the potential, Robin, I think we see pretty good opportunities out there. As Terry described, the North Sea and Norwegian markets are really strong right now. Outside those two particular areas, we haven't seen quite the pace of dayrate progression, but there still is a fairly active market out there. And so the buyer community is roughly similar to the same folks who were interested in low-spec commodity-class Jackups. They see an opportunity to deploy capital in what is an interesting business. I think the impact on our cost structure would play out the same way the continued transformation of the broad fleet has played out. As we sell rigs and reduce our market presence or our footprint in particular areas, it gives us an opportunity to reevaluate the shore-based infrastructure in those areas, and then it does help us continue to drive the focus on direct spending on the rigs as well.

Robin Shoemaker - Citigroup - Analyst

Okay. My other question was for Esa. On the last call, you spoke at some length about the -- that Transocean is looking at different financing solutions, and including an MLP, and that you kind of had an ongoing internal analysis as to the applicability of that to Transocean. So wondered if you could update us, if you've had any further thoughts about the MLP structure?

Esa Ikaheimonen - Transocean Ltd - EVP & CFO

Thanks, Robin. Very good question. I knew somebody was going to ask that question. We're making good progress. I've got a very high-quality team working on the topic, bringing different expertise to it, financial, legal, tax, but also operations, marketing. We're not ready to conclude yet, but we've spent a fair amount of time since the last call reviewing the fleet, and looking at the best candidates for a potential MLP, and analyzed multiple structural alternatives, because this is -- if implemented, going to be very complicated, and we need to be absolutely certain that from a tax perspective this kind of thing would work. We've analyzed the economics, we've analyzed the capital structure implications, reviewed NSS, the legal boundaries and issues, and identified remaining key issues, and also tried to model now an MLP would look like throughout a complete drilling cycle. So as you can hear, we are not ready to conclude, but we're making very good progress, and in the not-too-distant future we should be able through further engagement with our Board and inside our management to conclude, and then communicate as to whether or not we see this as an appropriate tool for Transocean.

Robin Shoemaker - Citigroup - Analyst

Okay. All right, thank you.

Operator

Angie Sedita, UBS.

Angie Sedita - UBS - Analyst

Terry, you mentioned the rate of absorption, or the contracting of the ultra-deepwater new-builds, obviously has been slower than anticipated, and you cited the regulatory issues. But does this also indicate, at least in the near-term, that the market is becoming somewhat balanced or saturated, at least over the near-term?

Terry Bonno - Transocean Ltd - SVP of Marketing

Angie, what we have seen in some -- and certainly in West Africa is, it's taken so many months to absorb even contract awards that the industry knows is out there, and then I think we just were a little surprised at the recent announcement in Angola that the tender for Block 32 would be delayed several months. So the effect that had in releasing several units back to the market in that timeframe causes a little bit of near-term capacity. So it doesn't mean that we're not -- that there's not enough demand out there to absorb the available fleet, it just means it's a timing issue, and the customers are certainly out there, and we see more demand coming on in the near-term, too. There's been a couple of fixtures that have come out most recently, but it just creates the perception that there is more capacity there in the near-term. And then if you look into '14, with the sheer number of rigs that are coming on, you know the -- I think the customers have a little more time to make decisions. So I think it's just more of a perception, and we're just going to have to see how it plays out.

Angie Sedita - UBS - Analyst

Okay. And then have you seen -- have any of these players that are building these rigs, are any of them more European or smaller companies, where you think there could be a little bit of panic as the rigs are delivered, that they start to take a rate that's lower than what's been taken so far in the market?

Terry Bonno - Transocean Ltd - SVP of Marketing

You know, Angie that's an interesting question. If you look out over the next 12 to 16 months, what you're going to see is with the fragmentation of the market, as you've described, you're going to see 15 contract drillers competing for the same opportunities. And so while I think that there's been a tremendous amount of discipline in the market thus far, you've put on some near-term capacity, and we're just going to see how this plays out certainly, but I think it's going to be very interesting.

Angie Sedita - UBS - Analyst

Right. Okay, thanks. And as an unrelated follow-up I guess for Steven or Esa, the operating initiatives -- operating efficiency initiatives, clearly, given your margins and based on your comments here during this conference call, is that beyond the $300 million that you still see additional cost-cutting opportunities going into 2015, is that fair?

Esa Ikaheimonen - Transocean Ltd - EVP & CFO

Angie, it's Esa Ikaheimonen here. It's very fair. We've identified several other areas that we are focusing on now in order to further improve well beyond the $300 million target, and that includes offshore manning, the way we do projects, maintenance philosophy, even issues such as remuneration policies, and so on. So there's obviously a lot left to optimize, and that's what we are focusing on next, whilst obviously also focusing on implementing the onshore initiative and delivering the results that we are committed to deliver. So yes, the answer is clearly there's more opportunity, and more space for optimization and improvement.

Angie Sedita - UBS - Analyst

Great, perfect. Thank you, I'll turn it back over.

Steven Newman - Transocean Ltd - CEO

Thanks, Angie.

Operator

Greg Lewis, Credit Suisse.

Greg Lewis - Credit Suisse - Analyst

Thank you, and good morning. Esa, not to dwell on the cost initiative, because I mean clearly it's being sort of raked over the coals. Is there any way to estimate how much of the $300 million initially is associated directly with the sale of Shelf Drilling?

Esa Ikaheimonen - Transocean Ltd - EVP & CFO

It's a forced evaluation. I think we could do that. The reality is that $300 million is well over and above the Shelf Drilling contribution to overhead. As a matter of fact, I think it is, if not in excess of three times, it's probably something like that, in comparison with the overhead coverage that we got from that part of the portfolio. So clearly, this is much larger than that, so I don't have an exact number to use but the $300 million per annum represents something like three times the contribution to overhead that part of the portfolio had.

Greg Lewis - Credit Suisse - Analyst

Okay, no that's perfect, thank you. And then just shifting over to the market, I guess congratulations on the extension of the Jack Bates. That sounds like a pretty attractive rate in Australia. As we think about two other rigs that are in sort of that area of the world, I mean I guess you have the one high spec Floater, the Hulme, in India, it looks like it's rolling off this summer. And then we have -- just if you could provide just an update on how that's looking, I guess that rig's with ONGC. And then maybe what's the outlook for the Explorer at this point? I believe that rig has been idle for a little while now?

Terry Bonno - Transocean Ltd - SVP of Marketing

Hi, Greg. Starting with the Hulme, we are still on contract with ONGC. ONGC actually has some upcoming tenders that we actually could participate in, where we could keep the rig right there. Also we are participating in other tendering right now in Asia, so we do see that there's opportunity for the Hulme to certainly continue her campaign through 2013. The GSF Explorer, we have been actively marketing the rig. We've had a few opportunities where we just didn't get to the finish line, where there was certainly some interest in Africa. But today, we are still in discussions in India, and we're very hopeful that we'll be able to come to some conclusion there.

Greg Lewis - Credit Suisse - Analyst

Okay, great. And then if you could just provide -- on the Hulme, it almost sounds like, just given the opportunities in India and potentially elsewhere, that we probably see that rig get re-upped at a higher rate; is that a fair assumption?

Terry Bonno - Transocean Ltd - SVP of Marketing

Well, I think that you've got to look at the capabilities of the rig and the market that it's in. This is actually a third generation rig, so I wouldn't say that it's a high-spec rig. She's a third generation standard Floater that we have actually done some upgrades to, but she's going to be competing in a market probably with some midwater Floaters, so I wouldn't have the expectation that it would be a high rollover rate.

Greg Lewis - Credit Suisse - Analyst

Okay, perfect. Thank you very much.

Steven Newman - Transocean Ltd - CEO

Thanks, Greg.

Operator

Scott Gruber, Bernstein.

Scott Gruber - Sanford C. Bernstein & Co. - Analyst

You've reiterated the goal of reducing debt down to below $9 billion. Now let's assume that Macondo is resolved, and you face no additional liability above and beyond what you've already booked, and assuming your $800 million dividend is approved, can you discuss how you would weigh debt reduction versus further enhancement of the dividend? I guess my question is, would debt reduction still be prioritized?

Esa Ikaheimonen - Transocean Ltd - EVP & CFO

Very good question, Scott. It's Esa Ikaheimonen here. I wouldn't say it's prioritized, because we try and follow that balanced philosophy regarding capital allocations, so all elements of our capital allocations are equally important. Clearly, the fact that we're proposing a dividend, or reinstating a dividend, increases the priority on that side of things, particularly because the intention is to sustain and grow, so -- but the balance capital allocation philosophy continues and, you know, based on our financial forecast we'll be able to do all three things. Obviously, not exceedingly aggressively, but in a managed kind of way over a period of time. We've got $11.5 billion of debt at this moment in time, which is around three times our EBITDA, which is clearly not a financial profile for investment grade, and we know that and the rating agencies know that. And therefore, we do have a -- somewhat of a necessity to actually manage that debt level down, and the $9 billion had been established as the level because that kind of represents the top end of the investment grade leverage level. As our earnings improve, that obviously gives us more flexibility, in terms of maybe consider adding debt at an appropriate time, and that's why it's important to maintain the strong balance sheet, because it does give us that financial flexibility, and we can take advantage of opportunities as and when they come along.

Scott Gruber - Sanford C. Bernstein & Co. - Analyst

Got it. And then if we come back to the cost streamlining initiatives, Esa, you outlined potential areas of additional savings beyond this first phase. Can those additional areas be as large or potentially larger than this first $300 million, if you look at them collectively?

Esa Ikaheimonen - Transocean Ltd - EVP & CFO

I think I must be diplomatic here now, Scott, and actually make sure that we don't start sharing our guesses as to how much the potential could be before we've done a proper analysis, and we are ready to commit to deliver on those numbers. We're not there quite yet. We've got good guesstimates as to where we might be able to head, and they are all very material, but in terms of giving you a lot more accurate figures or even indications, we're not ready to do that yet. But it shouldn't take too long before we are, and that's when we feel that we've evaluated the situation, we've basically done sufficient amount of kind of bottoms-up work rather than just jump to a conclusion, and that bottoms-up work is actually really important, so that what we do is done in a structured way that gives us the confidence that the improvements are sustainable rather than just something that -- you know, come and go. And what is important is we can do what we did with the shore-based piece, which was that we analyzed, we felt comfortable, and we committed to deliver, and that's exactly what we are planning to do with the other parts as well.

Scott Gruber - Sanford C. Bernstein & Co. - Analyst

Okay, thanks.

Steven Newman - Transocean Ltd - CEO

Thanks, Scott.

Operator

(Operator Instructions)

Ian Macpherson, Simmons.

Ian Macpherson - Simmons & Company International - Analyst

Hi, thank you. I had just a couple of curiosities about your first quarter results. On the revenue efficiency, it seems like something deviated from the outlook that you imparted in early March in the fourth quarter call, when the 90% quarter-to-date revenue efficiency was expected to improve slightly in March? So can you walk us through what changed there, and how that impacts your thoughts on -- you know, you've reaffirmed revenue efficiency and cost guidance for this year. Both of those seem to be tracking below trend for Q1? If you could comment on that first, thanks.

Steven Newman - Transocean Ltd - CEO

Ian, as it relates to the downtime we experienced in the first quarter, we had some significant downtime on a couple of pretty key systems on the rigs, well control equipment being one of them and dynamic positioning being the other, that affected a number of rigs. But, you know, as I said during my prepared comments, I remain supremely confident in the ability of the management team, the operations folks around the Company, to continue to execute against the program we've put in place.

Ian Macpherson - Simmons & Company International - Analyst

Okay. The other sort of accounting curiosity I had was around your $8 million negative expense for non-controlling interest, and if I understand correctly that mainly dominated by the Discoverer Luanda, and maybe secondarily the Transocean Honor, which earned those consolidated VIEs. Were there operational issues with those rigs that explained that number in Q1?

Steven Newman - Transocean Ltd - CEO

I do -- I think we had an operational issue on the Honor. I can't recall off the top of my head whether we had anything happen on the Luanda or not.

Ian Macpherson - Simmons & Company International - Analyst

Okay, I can follow-up offline on that. And then just, secondly, among the seven or eight or so ultra-deepwater rigs that you're in your marketing window for now, with rollovers in the next year, year-plus, a few of those are rigs that are rolling off with BP, the Deepwater Discovery, the Enterprise, and the DD2, and its been a couple of years since you've signed a renewal with BP, so can you just comment on the view there with those rigs that are rolling off with that customer?

Terry Bonno - Transocean Ltd - SVP of Marketing

Hi, Ian, yes, I can comment. We're actively marketing all of the rigs that are rolling over in this window, as you described. So BP has taken on some new-build portfolios that we believe is going to come in and move forward, where these rigs are going to be moved to other markets. We're actually in discussions, serious discussions on all of the units, but that doesn't mean that we won't be extending some of our other fleet that we have with BP. So I just wanted to make that distinction, that I believe we're about to have some fruitful discussions on at least one rig. So again, yes, those -- we are looking to move those to some follow-on work with some other customers, so that's where we are today.

Ian Macpherson - Simmons & Company International - Analyst

Great, thanks Terry.

Steven Newman - Transocean Ltd - CEO

Thanks, Ian.

Operator

And as a reminder, we would like to ask you to limit yourself to one question and one follow-up, so everyone has a chance to signal for a question.

Waqar Syed, Goldman Sachs.

Waqar Syed - Goldman Sachs - Analyst

Thank you very much. Terry, could you comment on the dual BOP stacks, we're hearing that the customers are now focusing a lot more on dual BOP stacks, and if you don't have that you get a discount to what is now like a $600,000 dayrate in the Gulf of Mexico?

Terry Bonno - Transocean Ltd - SVP of Marketing

Hi, Waqar. Yes, I think that the dual BOP stacks in the Gulf of Mexico certainly are making quite a bit of difference with the customers and there drilling contractors. There's certainly some efficiencies, due to the regulatory requirements of what we have to do now when we pull our BOP, so having one ready to go is certainly beneficial. I wouldn't say that universally, the rates that are being executed $600,000 a day get discounted. I mean look at the -- the Cajun Express doesn't have two BOPs, and we were able to get $600,000 a day. Also, the Asgard that we recently contracted, that is a tender that was requesting only one BOP, so we got $600,000 a day for one BOP. So I'm not sure that we can universally say that, but again, because of the requirements in Gulf of Mexico and the environment that we're in, it is a beneficial addition to our fleet.

Waqar Syed - Goldman Sachs - Analyst

And just as a follow-up, I hear that there could be new BOP regulations this summer, and do you know what those could be?

Steven Newman - Transocean Ltd - CEO

You know, I had the opportunity to sit down yesterday here in Houston with the recently-appointed Secretary of the Interior, and the Director of BSEE and BOEM, and I took advantage of that opportunity to chat with them about BOP regulations, and the importance of clarity and timeliness in issuing those regulations, so that we can understand exactly what we need to do to respond. What I got back from Director Watson was complimentary feedback on the industry's responsiveness, and a willingness to continue to engage regarding the discussion going forward. So I've reached out to Director Watson to continue that dialogue, and I'm not sure exactly when we will see them or what form they will take, but I can promise you we'll be a part of the dialogue, and hopefully as a result of being part of the dialogue, we'll be in a position to respond as well as we have done up until now.

Waqar Syed - Goldman Sachs - Analyst

Okay, thank you.

Steven Newman - Transocean Ltd - CEO

Thanks, Waqar.

Operator

Andreas Stubsrud, Pareto.

Andreas Stubsrud - Pareto Securities - Analyst

Thank you. Terry, you mentioned Cajun Express leaving Brazil as the first ultra-deepwater. Do you expect more of your ultra-deepwater units coming off contracts with Petrobras to leave Brazil?

Terry Bonno - Transocean Ltd - SVP of Marketing

Well, I think that they're in an interesting place in time with their current fleet they have and what they're doing, and I don't think its been a secret that they going to focus on their Campos Basin, and keep the rigs that are certainly instrumental for that work. But the ultra-deepwater fleet, they've said that they are going to basically follow status quo, and then wait for their new-builds to come in. So we will certainly see our DWD departing, but she was actually contracted right now with BP, even though she's farmed out to Petrobras, but anyway she will be leaving, and again we're marketing her actively in other markets.

Andreas Stubsrud - Pareto Securities - Analyst

Okay, great. Switching over to the UK, where you're very positive to the markets. You have 9 units in the UK now, Floaters, and possibly 1 coming, so a total of 10 units, and there are 20 units in that market. Is that the maximum you can have in terms of government regulation, when you had to sell two rigs after the GlobalSantaFe transaction?

Steven Newman - Transocean Ltd - CEO

You know, I think, Andreas, the UK regulator looked at the combination of the two companies at the time of the merger, and made a ruling on the acquisition of incremental market share. I think around the world, I think that regulators understand that these are mobile assets, and it is up to the customers to drive demand in one market relative to another, and consequently, the contractors respond accordingly. I've never seen a situation where simply as a result of a customer asking us to bring a rig into a particular market, that we've had a negative reaction on the part of a regulator.

Andreas Stubsrud - Pareto Securities - Analyst

Okay, great, thanks. I could go on, but that was my two questions.

Steven Newman - Transocean Ltd - CEO

Thanks, Andreas (laughter).

Operator

Anders Bergland, Platou Markets.

Anders Bergland - RS Platou Markets - Analyst

Thank you. I had some questions on the cost-cutting side, but I guess Esa, you touched upon that. Just to switch over to the midwater market, do you expect any kind of a fleet renewal in this market, and are there any chances of getting contracts against new-builds in this market going forward?

Terry Bonno - Transocean Ltd - SVP of Marketing

Hi, Anders, I'm sorry, I didn't hear the last part of it. Were you talking about getting contracts for new-builds?

Anders Bergland - RS Platou Markets - Analyst

Yes, contracts on new-builds in the midwater market. If you look at the fleet composition and age distribution, it's turning 30 years, tops, fairly soon, and I guess we will need some kind of fleet renewal in this segment as well at some point?

Terry Bonno - Transocean Ltd - SVP of Marketing

Well, I think that in the current environment we were having such an influx of the ultra-deepwater units, and then if we have any capacity we're going to see certainly rigs that we're going to compete down into other markets. But I think at some point that people are going to start looking at what does it take and is it economical, and can you can you cross the economic hurdles that you need to convince yourself that you need to start replacing the midwater fleet outside the UK and Norway? And I wouldn't be surprised if we do see some speculative building, I mean we already have seen a little bit of it in the harsh environment space, but I think at some point we'll have to take a look at that. But until then, we're going to continue to work these rigs, and our fleet certainly in the North Sea has been very profitable, and the fact that we're able to maintain a 50% market share in that environment is certainly very good for Transocean. So we'll continue to look at the opportunities to upgrade the fleet as necessary with our customers, but we'll just have -- again, we'll have to wait and see how this develops.

Anders Bergland - RS Platou Markets - Analyst

Okay, thank you very much.

Steven Newman - Transocean Ltd - CEO

Thank you, Anders.

Operator

Bernd Pomrehn, MainFirst.

Bernd Pomrehn - MainFirst Securities - Analyst

Yes, hi. Just a question on this nasty build issue, please. Obviously, we underestimated at least the short-term impact of this issue. How successful have you been to fix this problem? Which share of your fleet still has this issue, and consequently which impact should we expect from the inspection and replacement of potentially defective bolts in the second quarter? Thank you.

Steven Newman - Transocean Ltd - CEO

Hi, Bernd. I think with respect to the need to replace defective bolts, we're largely through the program. The remaining couple of rigs that are exposed to the possibility of having to replace bolts are going to undertake the inspection of the bolts, and consequently the potential replacement of those bolts, as part of normal between-wells maintenance.

Bernd Pomrehn - MainFirst Securities - Analyst

Okay, thank you.

Thad Vayda - Transocean Ltd - VP of IR and Corporate Communications

So thank you all very much for your participation in today's conference call. We're certainly available if you have any additional questions, and we look forward to speaking with you again on our second quarter call. Thanks again, and have a good day.

Operator

And this does conclude today's presentation. We thank everyone for their participation.